SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.    )

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Banyan Rail Services Inc.

(Name of Registrant as Specified in its Charter)

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Banyan Rail Services Inc.

2255 Glades Road, Suite 111-E

Boca Raton, FL 33431

Information Statement

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Important Notice Regarding the Availability of this Information Statement

This information statement is available on the Internet at http://www.banyanrail.com/sec-filings.php.

General information

This information statement is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Exchange Act), and the related rules and regulations. Our board of directors and the holders of a majority of our outstanding shares of common stock have approved amendments to our certificate of incorporation to authorize an additional 42.5 million shares of common stock. Accordingly, your consent is not required and is not being solicited in connection with this action. We are not asking you for a proxy and you are requested not to send us a proxy.

Our board of directors has fixed the close of business on December 15, 2014, as the record date for the determination of stockholders who are entitled to receive this information statement. There were 6,437,309 shares of our common stock issued and outstanding on the record date. We anticipate that this information statement will be mailed on or about January 14, 2014 to all stockholders of record as of the record date.

Amendments to Our Certificate of Incorporation

Our board of directors and the holders of a majority of our outstanding shares have approved an amendment to our certificate of incorporation to increase the authorized shares of common stock from 7.5 million to 50.0 million by amending Article Third of our certificate of incorporation in its entirety as follows:

ARTICLE THIRD:            (a) Authorized Capital Stock. The aggregate number of shares of all classes of stock that the Corporation is authorized to issue is 51,000,000 shares, consisting of:

(i) 50,000,000 shares of common stock, par value $0.01 per share (collectively, the “Common Stock”); and

(ii) 1,000,000 shares of serial preferred stock, par value $0.01 per share (collectively, the “Preferred Stock”).

(b) Common Stock.

(i) Powers, Preferences and Rights. Except as may otherwise be provided by this Certificate of Incorporation, as may be amended from time to time by resolutions of the Board of Directors designating a class or series of Preferred Stock pursuant to Section 3(c) hereof (this “Certificate of Incorporation”), or by the Delaware General Corporation Law, the powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical.

(ii) Voting Rights. Except as may otherwise be provided by this Certificate of Incorporation or by the Delaware General Corporation Law, (A) all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock and (B) each holder of Common Stock shall be entitled to one vote for each share held of record on the applicable record date on all matters presented for a vote of the stockholders of the Corporation, including, without limitation, the election of directors.

(iii) Dividends. Except as may otherwise be provided by this Certificate of Incorporation or by the Delaware General Corporation Law, if, as and when dividends on the Common Stock are declared payable from time to time by the Board of Directors out of funds legally available therefor as provided in this Section 3(b)(iii), whether payable in cash, property, stock or other securities, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends.

(iv) Liquidating Distributions. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any sale or conveyance of all or substantially all of the assets of the Corporation, after payment or provision for payment of all the liabilities of the Corporation and the expenses of liquidation, and after the holders of the Preferred Stock shall have been paid in full the amounts, if any, to which they are entitled or a sum sufficient for such payment in full shall have been set aside, the remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Common Stock in accordance with their respective rights and interests. For the purpose of this Section 3(b)(iv), a merger, consolidation, sale or conveyance shall not be deemed to be a liquidation or winding up of the Corporation unless the transaction provides for the cessation of the business of the Corporation.

(c) Preferred Stock.

(i) Designations by Board of Directors. The Preferred Stock may be issued from time to time in one or more classes or series with such voting rights, full or limited, or without voting rights, and with such designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions as are stated herein and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinafter prescribed.

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(ii) Terms of the Preferred Stock. Subject to the rights of the holders of the Common Stock, authority is hereby expressly granted to and vested in the Board of Directors or any designated committee thereof to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings to fully effectuate the issuance and redemption of any such Preferred Stock and, with respect to each class or series of Preferred Stock, to fix and state from time to time, by resolution or resolutions providing for the issuance thereof, the following:

(A) the number of shares to constitute the class or series and the designations thereof;

(B) whether the class or series is to have voting rights, full or limited, or to be without voting rights;

(C) the preferences and relative, participating, optional or special rights, if any, and qualifications, limitations or restrictions thereof, if any, of the class or series;

(D) whether the shares of the class or series will be redeemable and, if redeemable, the redemption price or prices and the time or times at which, and the terms and conditions upon which, such shares will be redeemable and the manner of redemption;

(E) whether the shares of the class or series will be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking funds are to be established, the annual amount thereof and the terms and conditions relative to the operation thereof;

(F) the dividend rate, whether dividends are payable in cash, stock or otherwise, the conditions upon which and the times when such dividends are payable, the preference or relation to the payment of dividends on any other class or series of stock, whether or not such dividends will be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends will accumulate;

(G) the preferences, if any, and the amounts thereof that the holders of the class or series will be entitled to receive upon the voluntary or involuntary dissolution, liquidation or winding up of, or upon any distribution of the assets of, the Corporation;

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(H) whether the shares of the class or series will be convertible into, or exchangeable for, the shares of any other class or classes, or of any other series of the same or any other class or classes, of stock of the Corporation and the conversion price or prices, or ratio or ratios, or rate or rates, at which such conversion or exchange may be made, with such adjustments, if any, as shall be expressed or provided for in such resolution or resolutions; and

(I) such other special rights and protective provisions with respect to the class or series as the Board of Directors or any designated committee thereof may deem advisable.

The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors or any designated committee thereof may from time to time increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized but unissued shares of Preferred Stock not designated for any other class or series thereof. The Board of Directors or any designated committee thereof may from time to time decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series any unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

(d) Reverse Stock Split. Each outstanding share of Common Stock as of April 2, 2010 (the “Split Date”) shall be exchanged for 1/10 of a share of Common Stock. Each certificate that prior to the Split Date represented shares of Common Stock shall then represent the number of shares of Common Stock into which such shares are split hereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which such person is entitled. No new certificates representing fractional shares will be issued. Instead, each share of stock that would otherwise be converted into fractional shares as a result of the stock split will be rounded to the nearest whole share.

(e) Reverse Stock Split. Each outstanding share of Common Stock as of September 12, 2013 (the “Split Date”) shall be exchanged for 1/5 of a share of Common Stock. Each certificate that prior to the Split Date represented share of Common Stock shall then represent the number of shares of Common Stock into which such shares are split hereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which such person is entitled. No new certificates representing fractional shares will be issued. Instead, each share of stock that would otherwise be converted into fractional shares as a result of the stock split will be rounded to the nearest whole share.

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The Common Stock

Our board of directors believes the availability of additional authorized but unissued shares of common stock will provide Banyan with the flexibility to issue stock for a variety of corporate purposes, including corporate financing, public or private offerings of our stock and future acquisitions. We currently intend to issue shares of common stock to raise capital to meet the company’s financial obligations, and our officers and directors may elect to participate in any capital raise. Other than for funding possible acquisitions and raising capital, our board has no plans, proposals, agreements or understandings, written or otherwise, for any transaction that would require the issuance of additional shares of common stock.

The authorization of additional shares of common stock is not being made in response to any hostile attempts by any third party to obtain control of Banyan but the availability for issuance of additional shares of common stock could enable our board to make more difficult or discourage an attempt to obtain control of Banyan. For example, the issuance of shares of common stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, diluting the interest of a party attempting to obtain control of the company and deterring or rendering more difficult a merger, tender offer, proxy contest, or an extraordinary corporate transaction opposed by our board. As a result, authorizing additional common shares may adversely impact shareholders who desire a change in management and/or the board or to participate in a tender offer or other sale transaction involving a change in control of Banyan.

The authorization of additional shares of common stock may not have any of the desired consequences described above. In addition, the issuance of additional shares may have the effect of diluting the earnings per share and the book value per share, as well as the stock ownership and voting rights of currently outstanding shares of common stock.

Timing of the Amendment to Our Certificate

The authorization of additional common stock will become effective on the day of filing the certificate of amendment to our certificate of incorporation with the Delaware Secretary of State. Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendment to our certificate of incorporation may not be filed until twenty calendar days after the mailing of this information statement to our stockholders. We anticipate filing the amendment immediately following the expiration of the twenty-day waiting period. However, our board of directors retains discretion under Delaware law not to implement the amendment. If our board exercises this discretion, the authorization of common stock will not be affected.

Approval of the Amendment to Our Certificate

On December 9, 2014, our board of directors, believing it to be in the best interests of Banyan and our stockholders, approved the proposed amendment to our certificate of incorporation and recommended adoption of the amendment to our stockholders. Delaware law permits the holders of a majority of our outstanding shares to approve the amendment by written consent without holding a meeting. To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendment by written consent. On December 12, 2014, the holders of an aggregate of 924,539 shares of our common stock, which represented approximately 59.1% of the shares entitled vote on the amendment to the certificate, consented in writing without a meeting to the amendment. As a result, no further votes are required.

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Security Ownership of

Management and Significant Stockholders

The following table lists the stock ownership of our directors, executive officers and significant stockholders as of January 9, 2015.

Name and Address(1)	Common Stock	Stock Options(2)	Total	Percentage(3)
Gary O. Marino(4)	5,509,725	5,000	5,514,725	85.6%

Paul S. Dennis(5) 16330 Vintage Oaks Lane, Delray Beach, FL 33484	166,920	5,000	171,920	2.7%

Donald D. Redfearn	2,000	5,000	7,000	0.1%

Jon Ryan	138,889	5,000	143,889	2.2%

Donald Denbo	158,841	-	158,841	2.5%

Mark Friedman	-	-	-	0.0%

All directors, and executive officers as a group	5,976,375	20,000	5,996,375	92.9%

(1) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power over the shares of stock owned. Unless otherwise indicated, the address is 2255 Glades Road, Suite 111-E, Boca Raton, FL 33431.

(2) Shares of common stock the beneficial owners have the right to acquire through stock options that are or will become exercisable within 60 days.

(3) Assumes the exercise of options by that beneficial owner, but no others.

(4) 2,726,114 shares of stock are held by Banyan Holdings LLC. Gary O. Marino, the Company’s Chairman, is the President of Banyan Holdings LLC. 2,777,778 shares of stock are held by Marino Family Holdings LLC. Mr. Marino is the Manager of Marino Family Holdings LLC.

(5) 153,370 shares are owned by Paul S. Dennis, Trustee under the Paul S. Dennis Trust Agreement dated August 9, 1983, as modified.

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Other Matters

Cost of this Information Statement

The entire cost of furnishing this information statement will be borne by Banyan. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.

Appraisal Rights

There are no appraisal rights for any stockholder who dissents from approval of the amendment to our certificate of incorporation under our governing documents. Also, we have concluded that there are no appraisal rights for any stockholder who dissents from approval of the amendment to our certificate of incorporation under Delaware corporation law. We refer you, however, to § 262 of Delaware general corporation law which proscribes the rights of stockholders to dissent. There may be other rights or actions under state law for stockholders who are aggrieved by amendments generally. Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

None of our officers or directors or their respective affiliates has any substantial interest in the amendment to our certificate of incorporation. Our directors all support and voted in favor of the amendment.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, such as our annual report, and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, DC. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Gary O. Marino

Chairman of the Board

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